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                                                                    Exhibit 99.1

  NEWS FROM                                             [ESCO TECHNOLOGIES LOGO]




FOR MORE INFORMATION CONTACT:                       FOR MEDIA INQUIRIES:
PATRICIA K. MOORE                                   DAVID P. GARINO
DIRECTOR, INVESTOR RELATIONS                        (314) 982-0551
ESCO TECHNOLOGIES INC.
(314) 213-7277

                      ESCO TECHNOLOGIES WILL PRESENT AT THE
                     BAIRD INDUSTRIAL TECHNOLOGY CONFERENCE


         St. Louis, MO, November 13, 2000 --- ESCO Technologies Inc. (NYSE:ESE) said that Dennis J. Moore, Chairman and Chief Executive Officer, will make a presentation entitled, "ESCO A New Company...With A Ten-Year History" tomorrow at the Baird 30th Annual Industrial Technology Conference in Chicago.

         In addition to covering the results of operations for fiscal 2000, ESCO's first full year of operations following the divestiture of its last major defense business, Mr. Moore will address ESCO's growth and performance improvement strategies. The presentation will highlight how ESCO's existing technologies and commitment to innovation will support meeting its targets and objectives, which include achieving sales growth of greater than 10 percent and earnings per share growth of greater than 15 percent. The Company will also focus on attaining an operating profit margin of 15 percent within four years.

         The visuals presented will be available concurrent with the 2:40 p.m. CST presentation on ESCO's website located at www.escotechnologies.com (Click on Investor Relations/Baird Presentation).

         Statements in this press release that are not strictly historical are "forward looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: changing


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economic conditions in served markets; changes in customer demands; competition;
intellectual property matters; integration of recently acquired businesses; delivery delays or defaults by customers; performance issues with key suppliers and subcontractors; and the Company's successful execution of internal operating plans.

         ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company is the industry leader in RF shielding and EMC test products and also markets proprietary, special purpose communications systems.

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